PART II, ITEM 6                                EXHIBIT 11

                                     CCAIR, Inc.

                     COMPUTATION OF EARNINGS (LOSS) PER SHARE (1)



                                                        Three Months ended March 31,
                                                          1995              1994

            Net income (loss)                         $   447,091       $(1,850,922)

            Shares
              Weighted average number of
                shares outstanding                      7,381,195         7,131,195

            Assuming exercise of options                  233,633            49,358

            Weighted average number of
              shares outstanding,
              as adjusted                               7,614,828         7,180,553


            Income (loss) per share:                 $      .06        $   (  .26 )


                                                        Nine Months ended March  31,
                                                           1995              1994
            Net income (loss)                         $    73,890       $(4,171,325)

            Shares
              Weighted average number of
                shares outstanding                      7,381,195         6,909,619

            Assuming exercise of options                  226,791           105,584

            Weighted average number of
              shares outstanding,
              as adjusted                               7,607,986         7,015,584


            Income (loss) per share:                 $      .01        $    ( .59 )



            (1)   Fully diluted average number of shares outstanding, as adjusted and earnings (loss) per share are the same as calculated for primary for the periods presented.

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